Worldbid Corporation Enters Into Merger
Agreement and Updates Financing

FOR IMMEDIATE RELEASE

BLAINE, WA -- (MARKET WIRE) - August 24, 2006 -- Worldbid Corporation (OTC BB:WBDC.OB -News) (the "Company") announced today that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Royalite Petroleum Corp. (“Royalite”), a Nevada corporation, and received subscriptions for a private placement financing announced on June 19, 2006 for proceeds of approximately $2,600,000.

The Company and Royalite have agreed to merge whereby the shareholders of Royalite will receive one share of the Company’s common stock for each outstanding share of Royalite. Royalite currently has 24,960,667 shares of common stock outstanding. Under the terms of the Merger Agreement, the Company intends to spin off Worldbid Canada Corporation, a wholly-owned subsidiary (the “Subsidiary”), to its shareholders of record prior to the closing of the merger and change its name to Royalite Petroleum Company Inc. The exact record date and terms of the spinoff have yet to be determined and are subject to completion of appropriate regulatory filings. There is no assurance that the spin-off will be completed by a certain date or ever. In the event the Company is not able to complete the spin-off prior to closing of the merger, it may otherwise dispose of its interest in the Subsidiary. Closing of the Merger is subject to certain conditions, including delivery of required financial statements by Royalite, completion of due diligence by the Company and disposing of the Company’s Subsidiary.

Worldbid has received subscriptions for a total of 3,480,200 units at $0.75 per unit for proceeds of approximately $2,600,000 under the private placement offering approved by its directors on June 19, 2006. The Company will issue 3,480,200 common shares and warrants for 1,740,100 common shares at $.85 per share for a period of one year from closing for the subscribed units. The directors terminated this offering effective July 11, 2006. Formal closing of the offering is expected to take place immediately prior to or concurrent with closing of the merger.

Royalite Update

Royalite Petroleum Corp. is an oil and gas exploration company active exclusively in the Utah Hingeline Trend of south-central Utah where the largest US onshore field in the past 30 years was discovered. Royalite has the exclusive rights in Utah to a revolutionary technology that has enabled it to successfully conduct geophysical surveys and map potential oil fields along the Utah Hingeline.

Royalite Petroleum Corporation continues to conduct geophysical surveys in the counties surrounding the giant Covenant Field that was discovered by Michigan based Wolverine Oil and Gas in December, 2003. The field is currently producing an estimated 10,000 barrels of sweet 40 gravity oil per day from ten producing wells.

To date, Royalite has secured oil and gas leases on over 33,000 acres along this prolific trend and was the successful bidder on 17 parcels of land consisting of 20,000 acres in the recent BLM oil and gas lease sale held in Salt Lake City on August 15. Royalite was also the successful bidder on eight parcels of land that the State of Utah Land Trust offered for lease in its July, 2006 sealed bid auction. Royalite has a 100% working interest (W.I.) in its leases and will pay a 12.5% royalty (R.I.) to the Lessors.

Royalite has concluded detailed geophysical surveys on numerous large structures south of the Covenant Field and is proceeding to obtain drilling permits to commence a multi-well drilling program as soon as possible. The current business plan of Royalite is to maintain its 100% working interest by drilling the properties internally rather than joint venturing with other parties.

Worldbid Approves New $22.5 Million Financing

The directors of Worldbid approved a private placement offering of up to 15,000,000 Units of Worldbid at a price of $1.50 per unit effective August 11, 2006. Each unit will consist of one common share of Worldbid and one half of one share purchase warrant. Each whole warrant will entitle the purchaser to acquire an additional common share at a price of $1.75 per share for a period of one year from closing. The offering will be made on a best efforts private placement basis in reliance of exemptions from applicable securities laws. To date, no units under this offering have been sold. A 10% commission and warrants to purchase up to 10% of the shares placed at a price of $1.75 per share have been authorized to be paid to licensed brokers or investment dealers or other qualified finders in connection with this offering. The proceeds of the offering will be used to fund operations of Royalite, including the costs for drilling and leasing lands, and for general corporate purposes.

This Press Release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular there is no assurance that the Merger will be completed, the spin-off of the Subsidiary will be completed or the $1.50 private placement described above will be completed. Generally, there is no assurance that the conditions of the Merger will be satisfied or waived. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

For more information contact:

Logan B. Anderson, President
Worldbid Corporation
(360) 201-0400
loganbanderson@hotmail.com

For information regarding Royalite, please contact:

Michael L. Cass, President
Royalite Petroleum Corp.
(512) 402-0910
royalitepetro@aol.com